Pricing Supplement No.11 Dated November 17, 1999
(To Prospectus and Prospectus Supplement Dated May 27, 1999)


                                U.S.$8,000,000,000
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                   No. 333-75177
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue



     Ford Motor Credit Company has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Chase Securities Inc. and Merrill. Lynch, Pierce, Fenner & Smith Incorporated severally have agreed to purchase $50,000,000 aggregate principal amount of the Notes at a price of 99.9630% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed


Issue Date:                                 November 23, 1999.

Maturity Date:                              November 23, 2001.

Principal Amount:                           $100,000,000.

Interest Rate Basis:                        LIBOR Telerate having an Index
                                            Maturity of three months plus
                                            13 basis points.

Interest Determination                      Two London banking days prior to an
 Date:                                      Interest Reset Date.

Interest Reset Dates:                       Quarterly on the 23rd day of each
                                            November, February, May and August,
                                            commencing November 23, 1999.

Interest Payment Dates:                     Quarterly on the 23rd day of each
                                            February, May, August and November,
                                            commencing February 23, 2000.

Reference Agent:                            The Chase Manhattan Bank.

Chase Securities Inc.                                     Merrill Lynch & Co.